Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports 10 Percent Sales Growth in Second Quarter 2005 and Increases Full-year Guidance

•	Sales of $5.4 billion, EPS of $0.51 from Continuing Operations
•	Bookings of $8.1 billion, record backlog of $34.6 billion
•	Free cash flow from continuing operations of $736 million

WALTHAM, Mass., (Jul. 28, 2005) – Raytheon Company (NYSE: RTN) reported second quarter 2005 income from continuing operations of $233 million or $0.51 per diluted share compared to a loss from continuing operations of $94 million or $0.22 per diluted share in the second quarter 2004. Second quarter 2004 income from continuing operations, excluding the effect of charges for the settlement of a class action shareholder lawsuit and the early retirement of debt, was $152 million or $0.35 per diluted share. Second quarter 2005 income from continuing operations was higher due to better operating results in the Government and Defense businesses and at Raytheon Aircraft Company (RAC) combined with lower interest expense.

“I continue to be pleased with performance throughout the Company,” said William H. Swanson, Raytheon’s Chairman and CEO. “The strength of our bookings and record backlog demonstrate that the Company is well positioned for future growth.”

Second quarter 2005 net income was $201 million or $0.44 per diluted share compared to a net loss of $108 million or $0.25 per diluted share in 2004. Net income for the second quarter of 2005 included a $32 million after-tax loss in discontinued operations or $0.07 per diluted share, primarily attributable to foreign tax related matters, versus a $14 million after-tax loss or $0.03 per diluted share in 2004.

Net sales for the second quarter 2005 were $5.4 billion, up 10 percent from $4.9 billion in the comparable period in 2004. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 8 percent to $4.5 billion from $4.2 billion in the comparable quarter. RAC sales for the quarter increased 21 percent to $687 million from $570 million in the 2004 comparable quarter.

Free cash flow from continuing operations for the second quarter 2005 was $736 million versus $820 million for the comparable period in 2004, a decrease primarily due to timing of collections. Year-to-date free cash flow was $398 million versus $620 million for the comparable period in 2004, a decrease primarily due to a $200 million discretionary cash contribution to the Company’s pension plans made in the first quarter of 2005. Free cash flow is defined by the Company as operating cash flow less capital spending and internal use software spending.

During the second quarter of 2005, the Company repurchased 3.6 million shares of common stock for $139 million as part of the Company’s previously announced $700 million share repurchase program, bringing the total shares of common stock repurchased year-to-date to 4.9 million for $192 million.

Net debt was $4.6 billion at the end of the second quarter 2005 and at the end of 2004.

Summary Financial Results	2nd Quarter		%	Six Months		%
(in millions, except per share data)	2005	2004	Change	2005	2004	Change
Net sales	$5,409	$4,929	10%	$10,353	$9,605	8%
Total operating expenses	4,982	4,589		9,549	9,014

Operating income	427	340	26%	804	591	36%
Non-operating expenses	70	462		151	567

Income (loss) from cont. ops. before taxes	$357	$(122)		$653	$24

Income (loss) from continuing operations	$233	$(94)		$429	$7

Net income (loss)	$201	$(108)		$367	$20

Diluted EPS from continuing operations	$0.51	$(0.22)		$0.94	$0.02

Diluted EPS	$0.44	$(0.25)		$0.81	$0.05

Free cash flow from cont. operations	$736	$820		$398	$620

Bookings and Backlog

The Government and Defense businesses recorded strong second quarter 2005 bookings of $7.3 billion compared to bookings of $5.0 billion in the second quarter of 2004, a 46 percent increase primarily due to two large bookings at Integrated Defense Systems.

Raytheon Aircraft Company’s second quarter 2005 bookings were $602 million compared to $851 million in the 2004 comparable quarter. Second quarter 2004 bookings included a single order in excess of $300 million.

The Company ended the quarter with a record backlog of $34.6 billion compared to $32.5 billion at the end of 2004. The Government and Defense businesses ended the quarter with a backlog of $31.8 billion compared to $29.6 billion at the end of 2004.

Bookings	2nd Quarter		Six Months
(in millions)	2005	2004	2005	2004
Bookings
Government and Defense	$7,283	$4,976	$11,895	$12,897
Commercial	787	1,004	1,450	1,588

Total Bookings	$8,070	$5,980	$13,345	$14,485

Backlog	Period ending
(in millions)	06/26/05	12/31/04
Backlog	$34,551	$32,543
Funded Backlog	$19,287	$18,403

Outlook

The Company now expects 2005 earnings per share from continuing operations to be $1.90-$2.00 versus its previous guidance of $1.85-$1.95. The Company raised its full year guidance for net sales to $21.6-$22.1 billion from $21.5-$22.0 billion. The Company now expects net interest expense to be $285-$300 million versus its previous guidance of $300-$315 million. The Company raised its full year guidance for bookings to $23.7-$24.7 billion from $23.2-$24.2 billion. Charts containing the Company’s guidance are available on the Company’s website at www.raytheon.com.

2005 Financial Outlook	Prior	Current
Bookings	$23.2B-$24.2B	$23.7B-$24.7B
Net Sales	$21.5B-$22.0B	$21.6B-$22.1B
FAS/CAS Pension Expense	$463M	$463M
Interest Expense, net	$300M-$315M	$285M-$300M
Diluted Shares	455M	455M
EPS from Cont. Ops.	$1.85-$1.95	$1.90-$2.00
Cont. Ops./Total Free Cash Flow	$1.3B-$1.5B	$1.3B-$1.5B

Segment Results

Integrated Defense Systems

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$940	$870	8%	$1,846	$1,709	8%
Operating Income	$139	$104	34%	$260	$198	31%
Operating Margin	14.8%	12.0%		14.1%	11.6%

Integrated Defense Systems (IDS) had second quarter 2005 net sales of $940 million, up 8 percent compared to $870 million in the second quarter 2004, primarily due to growth in international Patriot programs and the Cobra Judy program partially offset, as expected, by lower sales on the Sea-Based Radar program. IDS recorded $139 million of second quarter 2005 operating income compared to $104 million in the comparable quarter a year ago. Operating income was higher primarily due to increased sales on international programs and profit adjustments on contracts nearing completion.

During the quarter, IDS booked $1.7 billion of a $3 billion award to continue the ship system integration and detail design for the U.S. Navy’s DD(X) Destroyer. IDS also booked $631 million to provide Taiwan with an Early Warning Surveillance Radar System. These were partially offset by a backlog adjustment of $700 million due to a customer funding profile change to the JLENS program, which is expected to be restored to backlog later this year.

Intelligence and Information Systems

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$630	$583	8%	$1,172	$1,107	6%
Operating Income	$59	$52	13%	$109	$97	12%
Operating Margin	9.4%	8.9%		9.3%	8.8%

Intelligence and Information Systems (IIS) had second quarter 2005 net sales of $630 million, up 8 percent compared to $583 million in the second quarter 2004, primarily due to continued growth in classified programs. IIS recorded $59 million of operating income compared to $52 million in the comparable quarter a year ago.

During the quarter, IIS booked $430 million on a number of classified contracts, including a major international competitive classified contract.

Missile Systems

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$1,007	$939	7%	$1,997	$1,904	5%
Operating Income	$104	$106	-2%	$209	$213	-2%
Operating Margin	10.3%	11.3%		10.5%	11.2%

Missile Systems (MS) had second quarter 2005 net sales of $1,007 million, up 7 percent compared to $939 million in the second quarter 2004, primarily due to a ramp up on Tactical Tomahawk and several new programs. MS recorded $104 million of operating income compared to $106 million in the comparable quarter a year ago. Last year’s second quarter operating income included cost recovery for prior year restructuring actions.

During the quarter, MS booked $163 million for the production of 251 Evolved SeaSparrow Missiles (ESSM) for the U.S. Navy and nine other allied nations. MS also booked $111 million for a classified contract.

Network Centric Systems

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$804	$758	6%	$1,566	$1,462	7%
Operating Income	$78	$64	22%	$157	$118	33%
Operating Margin	9.7%	8.4%		10.0%	8.1%

Network Centric Systems (NCS) had second quarter 2005 net sales of $804 million, up 6 percent compared to $758 million in the second quarter 2004 primarily due to increased effort on development programs and communication programs. NCS recorded operating income of $78 million compared to $64 million in the comparable quarter a year ago. Operating income was higher due to improved performance.

During the quarter, NCS booked $485 million for the definitization of the Ground Sensor Integrator (GSI) on the Future Combat System (FCS) contract initially awarded in the third quarter of 2003, bringing the total booked to over $1 billion on this program. NCS also booked $169 million for a Horizontal Technology Integration (HTI) production follow-on contract for the U.S. Army.

Space and Airborne Systems

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$1,060	$985	8%	$2,017	$1,998	1%
Operating Income	$146	$142	3%	$301	$271	11%
Operating Margin	13.8%	14.4%		14.9%	13.6%

Space and Airborne Systems (SAS) had second quarter 2005 net sales of $1,060 million, up 8 percent compared to $985 million in the second quarter 2004 primarily due to growth in ATFLIR production and airborne radar programs. SAS recorded $146 million of operating income compared to $142 million in the comparable quarter a year ago.

During the quarter, SAS booked $586 million for the production of 190 APG-79 Active Electronically Scanned Array (AESA) radars for the F/A-18 Super Hornet program. SAS also booked $130 million on a number of classified contracts.

Technical Services

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$509	$478	6%	$976	$928	5%
Operating Income	$38	$35	9%	$69	$66	5%
Operating Margin	7.5%	7.3%		7.1%	7.1%

Technical Services (TS) had second quarter 2005 net sales of $509 million, up 6 percent compared to $478 million in the second quarter 2004. TS recorded operating income of $38 million in the first quarter of 2005 compared to $35 million in the comparable quarter a year ago.

During the quarter, TS booked $57 million from the Defense Threat Reduction Agency to provide improved security at Russian nuclear weapons storage facilities under the Cooperative Threat Reduction Program. TS also booked a mission support contract valued at $29 million to provide avionics maintenance to AP-3C aircraft for the Australian Commonwealth.

Aircraft

	2nd Quarter		%	Six Months		%
(in millions, except margin percent)	2005	2004	Change	2005	2004	Change
Net Sales	$687	$570	21%	$1,129	$944	20%
Operating Income	$33	$23	43%	$35	$(5)
Operating Margin	4.8%	4.0%		3.1%	-0.5%
Commercial Deliveries	79	75	5%	112	100	12%

Raytheon Aircraft Company (RAC) had second quarter 2005 net sales of $687 million, up 21 percent from $570 million in the second quarter 2004. RAC recorded operating income of $33 million in the quarter compared to $23 million in the comparable quarter in 2004. Operating income was higher primarily due to higher sales volume and aircraft mix.

RAC delivered 79 commercial aircraft in the second quarter of 2005, compared to 75 in the same quarter last year.

Other

Net sales for this segment in the second quarter 2005 were $189 million compared to $153 million in the second quarter 2004. The segment recorded an operating loss of $20 million in the second quarter 2005 compared to an operating loss of $7 million in the comparable quarter in 2004.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $32 million or $0.07 per diluted share related to its former engineering and construction and Aircraft Integration Systems businesses. The $32 million after-tax loss includes a $23 million charge in the quarter for foreign tax related matters.

Raytheon Company (NYSE: RTN), with 2004 sales of $20.2 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced products and technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including government investigations; the ultimate resolution of insurance coverage for class action shareholder and derivative lawsuits against the Company; the effect of regulatory actions and market conditions, particularly in relation to the general aviation, commuter, and fractional aircraft businesses; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors and business risks in joint ventures and less than wholly-owned businesses; and risks associated with our former engineering and construction business related to outstanding letters of credit, surety bonds, guarantees and similar agreements and the resolution of claims and litigation. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports on Form 10-Q, copies of which may be obtained at the Company’s website at www.raytheon.com.

Conference Call on the Second Quarter 2005 Financial Results

Raytheon’s financial results conference call will be Thursday, July 28, 2005 at 9 a.m. EDT. Participants will be William H. Swanson, Chairman and CEO, Biggs C. Porter, vice president and corporate controller, and acting CFO, and other Company executives.

The dial-in number for the conference call will be (800) 265—0241. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Financial Information

Second Quarter 2005

(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04
Net sales	$5,409	$4,929	$10,353	$9,605

Cost of sales	4,490	4,117	8,608	8,113
Administrative and selling expenses	356	345	705	659
Research and development expenses	136	127	236	242

Total operating expenses	4,982	4,589	9,549	9,014

Operating income	427	340	804	591

Interest expense	82	109	158	226
Interest income	(12)	(10)	(24)	(22)
Other expense, net	—	363	17	363

Non-operating expense, net	70	462	151	567

Income (loss) from continuing operations before taxes	357	(122)	653	24

Federal and foreign income taxes	124	(28)	224	17

Income (loss) from continuing operations	233	(94)	429	7

Loss from discontinued operations, net of tax	(32)	(14)	(62)	(28)

Income (loss) before accounting change	201	(108)	367	(21)
Cumulative effect of change in accounting principle, net of tax	—	—	—	41

Net income (loss)	$201	$(108)	$367	$20

Earnings (loss) per share from continuing operations
Basic	$0.52	$(0.22)	$0.95	$0.02
Diluted	$0.51	$(0.22)	$0.94	$0.02

Loss per share from discontinued operations
Basic	$(0.07)	$(0.03)	$(0.14)	$(0.07)
Diluted	$(0.07)	$(0.03)	$(0.14)	$(0.07)

Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$—	$0.10
Diluted	$—	$—	$—	$0.10

Earnings (loss) per share
Basic	$0.45	$(0.25)	$0.82	$0.05
Diluted	$0.44	$(0.25)	$0.81	$0.05

Average shares outstanding
Basic	449.0	434.6	449.8	426.6
Diluted	455.1	434.6	455.6	429.3

Attachment B

Raytheon Company

Segment Information

Second Quarter 2005

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04
Integrated Defense Systems	$940	$870	$139	$104	14.8%	12.0%
Intelligence and Information Systems	630	583	59	52	9.4%	8.9%
Missile Systems	1,007	939	104	106	10.3%	11.3%
Network Centric Systems	804	758	78	64	9.7%	8.4%
Space and Airborne Systems	1,060	985	146	142	13.8%	14.4%
Technical Services	509	478	38	35	7.5%	7.3%
Aircraft	687	570	33	23	4.8%	4.0%
Other	189	153	(20)	(7)	-10.6%	-4.6%
FAS/CAS Pension Adjustment	—	—	(116)	(118)
Corporate and Eliminations	(417)	(407)	(34)	(61)

Total	$5,409	$4,929	$427	$340	7.9%	6.9%

	Net Sales Six Months Ended		Operating Income Six Months Ended		Operating Income As a Percent of Sales Six Months Ended
	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04
Integrated Defense Systems	$1,846	$1,709	$260	$198	14.1%	11.6%
Intelligence and Information Systems	1,172	1,107	109	97	9.3%	8.8%
Missile Systems	1,997	1,904	209	213	10.5%	11.2%
Network Centric Systems	1,566	1,462	157	118	10.0%	8.1%
Space and Airborne Systems	2,017	1,998	301	271	14.9%	13.6%
Technical Services	976	928	69	66	7.1%	7.1%
Aircraft	1,129	944	35	(5)	3.1%	-0.5%
Other	381	328	(41)	(22)	-10.8%	-6.7%
FAS/CAS Pension Adjustment	—	—	(232)	(239)
Corporate and Eliminations	(731)	(775)	(63)	(106)

Total	$10,353	$9,605	$804	$591	7.8%	6.2%

Attachment C

Raytheon Company

Other Information

Second Quarter 2005

	Backlog (In millions)		Funded Backlog (In millions)
	26-Jun-05	31-Dec-04	26-Jun-05	31-Dec-04
Integrated Defense Systems	$7,454	$6,628	$3,630	$3,454
Intelligence and Information Systems	4,019	4,066	840	811
Missile Systems	8,618	8,341	4,931	4,517
Network Centric Systems	4,332	3,587	3,052	2,623
Space and Airborne Systems	5,715	5,216	3,129	3,127
Technical Services	1,644	1,773	936	939
Aircraft	2,499	2,638	2,499	2,638
Other	270	294	270	294

	$34,551	$32,543	$19,287	$18,403

Government and Defense businesses	$31,782	$29,611	$16,518	$15,471

U.S. government backlog included above	$28,018	$25,525

	Bookings (In millions) Three months ended
	26-Jun-05	27-Jun-04
Government and Defense businesses	$7,283	$4,976
Commercial businesses	787	1,004

	$8,070	$5,980

	New Aircraft Deliveries (Units) Three Months Ended
	26-Jun-05	27-Jun-04
Horizon	—	—
Hawker 800XP	13	14
Premier I	6	9
Hawker 400XP	16	5
King Air	27	22
1900D Commuter	—	—
Pistons	25	25
T-6A	17	20

Total	104	95

	New Aircraft Bookings (Units) Three Months Ended
	26-Jun-05	27-Jun-04
Horizon	1	1
Hawker 800XP	13	35
Premier I	6	10
Hawker 400XP	8	26
King Air	42	31
1900D Commuter	—	—
Pistons	14	12
T-6A	—	—

Total	84	115

Attachment D

Raytheon Company

Preliminary Financial Information

Second Quarter 2005

(In millions)

Balance sheets

	26-Jun-05	31-Dec-04
Assets
Cash and cash equivalents	$454	$556
Accounts receivable	410	478
Contracts in process	3,689	3,514
Inventories	1,960	1,745
Deferred federal and foreign income taxes	436	469
Prepaid expenses and other current assets	325	343
Assets from discontinued operations	17	19

Total current assets	7,291	7,124

Property, plant and equipment, net	2,623	2,738
Deferred federal and foreign income taxes	—	71
Goodwill	11,511	11,516
Other assets, net	2,553	2,704

Total assets	$23,978	$24,153

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$468	$516
Subordinated notes payable	408	—
Advance payments and billings in excess of costs incurred	1,919	1,900
Accounts payable	952	867
Accrued salaries and wages	799	934
Other accrued expenses	1,326	1,403
Liabilities from discontinued operations	31	24

Total current liabilities	5,903	5,644

Accrued retiree benefits and other long-term liabilities	3,130	3,224
Deferred federal and foreign income taxes	65	—
Long-term debt	4,219	4,229
Subordinated notes payable	—	408
Minority interest	126	97
Stockholders’ equity	10,535	10,551

Total liabilities and stockholders’ equity	$23,978	$24,153

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Second Quarter 2005

(In millions)

Cash flow information

	Three Months Ended		Six Months Ended
	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04
Income from continuing operations	$233	$(94)	$429	$7
Depreciation	88	89	176	174
Amortization	22	19	42	35
Working capital	283	888	(351)	277
Discontinued operations	(49)	(25)	(52)	(16)
Capital spending	(64)	(74)	(112)	(134)
Internal use software spending	(20)	(25)	(36)	(50)
Net activity in financing receivables	46	2	91	97
Other	148	15	159	214

Subtotal - free cash flow (a)	687	795	346	604

Sale of short-term investments	—	(74)	—	(74)
Acquisitions	—	—	(60)	(70)
Investment activity and divestitures	—	—	7	4
Dividends	(100)	(85)	(190)	(168)
Issuance of common stock	—	863	—	867
Repurchase of common stock	(139)	—	(192)	—
Debt borrowings (repayments)	(484)	(855)	(62)	(858)
Other	33	20	49	38

Total cash flow	$(3)	$664	$(102)	$343

Segment free cash flow information

	Three Months Ended		Six Months Ended
	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04
Integrated Defense Systems	$70	$322	$160	$193
Intelligence and Information Systems	58	77	15	34
Missile Systems	231	233	282	192
Network Centric Systems	142	57	2	(72)
Space and Airborne Systems	69	222	(178)	107
Technical Services	32	(12)	14	3
Aircraft	(59)	(9)	(7)	47
Other	15	(68)	24	(50)
Discontinued operations	(49)	(25)	(52)	(16)
Corporate	178	(2)	86	166

	$687	$795	$346	$604

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Second Quarter 2005

This release contains non-GAAP financial measures (as defined by SEC Regulation G). While these non-GAAP financial measures may be useful in evaluating the Company, this information should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

The following measures are considered “non-GAAP” financial measures under SEC guidelines:

(i)	Free cash flow.

(ii)	Income from Continuing Operations and EPS Excluding Charges Related to Class Action Lawsuit Settlement and Early Retirement of Debt.

Free cash flow is a “non-GAAP” financial measure under SEC regulations. The Company defines free cash flow as operating cash flow less capital spending and internal use software spending. Our definition may differ from similarly titled measures used by others. The Company uses free cash flow to facilitate management’s internal comparisons to the Company’s historical operating results and to competitors’ operating results and as an element of management incentive compensation. The Company believes disclosure of free cash flow performance provides investors greater transparency with respect to information used by management in its financial and operational decision making. The Company also uses non-GAAP financial measures which exclude certain charges and credits because it believes that such items are not indicative of its core operating results, are not indicative of trends, and do not provide meaningful comparisons with other reporting periods.

Free cash flow

	Three Months Ended		Six Months Ended
	26-Jun-05	27-Jun-04	26-Jun-05	27-Jun-04
Operating cash flow	$771	$894	$494	$788
Less: Capital spending	(64)	(74)	(112)	(134)
Internal use software spending	(20)	(25)	(36)	(50)

Free cash flow	687	795	346	604
Plus: Discontinued operations	49	25	52	16

Free cash flow from continuing operations	$736	$820	$398	$620

Free cash flow guidance

2005

Full year

	Current Guidance
	Low end of range	High end of range
Operating cash flow	$1,735	$1,895
Less: Capital and internal software spending	(500)	(450)

Free cash flow	1,235	1,445
Plus: Discontinued operations	80	75

Free cash flow from continuing operations	$1,315	$1,520

2004 Income From Continuing Operations and EPS Excluding Charges Related to Class Action Lawsuit Settlement and Early Retirement of Debt

	Three Months Ended 27-Jun-04
	Income from continuing operations	EPS from continuing operations

GAAP, as reported	$(94)	$(0.22)
Excluding settlement of class action lawsuit charge	(222)	(0.51)
Excluding early retirement of debt charge	(24)	(0.06)

Non-GAAP	$152	$0.35